EXHIBIT 21

SUBSIDIARIES OF RIVER VALLEY BANCORP

Name	Jurisdiction of Incorporation

River Valley Financial Bank	Federal

Madison 1st Service Corporation	Indiana

RIVR Statutory Trust I	Connecticut

RVFB Investments, Inc.	Nevada

RVFB Holdings, Inc.	Nevada

RVFB Portfolio, LLC	Nevada